Exhibit 99.1

Beeline’s New Affiliate Network to Target 200,000 Realtors and Creators, Accelerate Real Estate Investor Lending

Program designed to capture high-growth demand for DSCR and Non-QM mortgages

Providence, RI – May 8, 2025 — Beeline, (NASDAQ: BLNE) a next-generation digital mortgage lender focused on transforming real estate investment financing, today announced the launch of its Realtor and Content Creator Partner Program. The initiative is designed to accelerate origination growth in Debt Service Coverage Ratio (DSCR) mortgages—one of the fastest-growing segments in investor lending.

The program empowers affiliates—including licensed real estate professionals and digital creators—with a custom referral platform to drive DSCR mortgage applications. Each affiliate receives a unique referral link, enabling their network to quote and apply directly through Beeline’s platform.

DSCR loans are underwritten based on rental income from the property rather than the borrower’s personal income, making them especially attractive to real estate investors and short-term rental operators. Over one-third of Beeline’s current volume consists of DSCR mortgages, supported by proprietary tech and expert Loan Guides who think and act like investors themselves.

“This program gives forward-thinking realtors and creators a way to plug into our engine—and generate income—by connecting their audiences to a platform that actually performs,” said Nick Liuzza, CEO of Beeline. “We’re not repackaging an old process. We’ve reimagined mortgage lending for today’s investors, and this initiative is a natural extension of our growth strategy.”

Beeline’s Net Promoter Score (NPS) currently exceeds 80—more than 4x the industry average—underscoring customer trust and satisfaction. Reviews consistently cite Beeline’s speed, transparency, and DSCR expertise as competitive differentiators.

With this program, Beeline is strategically merging the credibility of licensed real estate agents with the distribution power of modern content creators to unlock scalable, cost-effective growth in a high-margin loan category.

About Beeline

Beeline Financial Holdings, Inc. is a trailblazing mortgage fintech transforming the way people access property financing. Through its fully digital, AI-powered platform, Beeline delivers a faster, smarter path to home loans—whether for primary residences or investment properties. Headquartered in Providence, Rhode Island, Beeline is reshaping mortgage origination with speed, simplicity, and transparency at its core. The company is a wholly owned subsidiary of Beeline Holdings and also operates Beeline Labs, its innovation arm focused on next-generation lending solutions.

Contact

ir@makeabeeline.com